FIRST AMENDMENT TO 1995 CONSOLIDATED AND RESTATED
                               STOCK OPTION PLAN

Section 1.2 shall be amended to read as follows:

     1.2 The Plan is intended to combine the Company's incentive Stock Option Plan No. 1 as Amended and Restated October 15, 1993 ("Plan No. 1"), Incentive Stock Option Plan No. 2 as Amended and Restated October 15, 1993 ("Plan No. 2"), Incentive Stock Option Plan Dated April 30, 1993 (Restated as of October 15, 1993) ("Plan No. 3"), and Nonqualified Stock Option Plan Dated April 30, 1993 (Restated as of October 15, 1993) ("Plan No. 4") (collectively, the "Prior Plans"), govern any and all outstanding unexercised stock options granted under the Prior Plans, and govern an additional 500,000 unissued stock options authorized for issuance commencing in 1996 (the "Additional Stock Options"). In addition, all unissued stock options reserved for issuance under the Prior Plans, and all stock options issued but not exercised under the Prior Plans which have been terminated or expired, will continue to be available and reserved for issuance thereunder.

Section 4.1 shall be amended to read as follows:

     4.1 The stock subject to the options to be granted under the Plan shall be made available either from CFI common stock ("shares") authorized but unissued or from shares reacquired by CFI. Subject to the adjustment as provided in Section 6.11, the total number of shares with respect to which the Committee may grant stock options under the Plan shall not exceed 1,406,044 shares (the aggregate share reserve of Plans No. 1, 2, 3, and 4 and the Additional Stock Options as of January 12, 1996), of which no more than 500,000 shares shall be granted as "nonqualified stock options" as defined below in Section 5.

Section 6.1 shall be amended to read as follows:

     6.1 Payment for Shares. Upon exercise of any option, in whole or in part, the option price for shares to which the exercise relates shall be paid in cash or by certified check, bank draft, or money order payable to the order of CFI (or in property if agreed to in writing by the Committee in connection with a particular option) at the time of exercise. This payment procedure includes broker-assisted cashless exercises. No shares for which a purchase price is due shall be issued until full payment has been made, and a participant shall have none of the rights of a shareholder with respect to optioned shares until such shares are issued to the participant.

Section 10 shall be amended to read as follows:

     10.  TERM OF PLAN AND EFFECTIVE DATE

          Since this Plan is a consolidation of four plans and Additional Stock Options approved by the shareholders of CFI on different dates and with ten year limits, the following sinking reserves shall apply. Of the 1,406,044 shares held in reserve as of January 12, 1996, the share reserve shall be reduced further on the dates set forth below:

          Date                     Sinking Share Reserve
          ----                     ---------------------

          February 9, 1998              1,365,125
          January 21, 2001                986,022
          April 16, 2003                  500,000
          January 12, 2006                      0

     The Effective Date of this Consolidated and Restated Plan shall be January 1, 1995, and no further options shall be granted under the Plan commencing on January 12, 2006.